Exhibit 99.1

ILLUMINA EXPECTS TO EXCEED FINANCIAL GUIDANCE FOR THE FIRST QUARTER OF 2006

Management to Host Conference Call on April 18 Following Release of
First Quarter 2006 Results

SAN DIEGO, CALIFORNIA, April 6, 2006 –Illumina, Inc. (NASDAQ: ILMN) announced today that it expects to exceed both the revenue and net income per share guidance for the first quarter of 2006, originally provided on February 1, 2006. In February, the Company disclosed that it expected total revenue for the first quarter to range between $22 million and $24 million and net income per basic and diluted share, excluding the impact of stock compensation expense, between breakeven and $0.02.

Illumina will issue its results for the first quarter of fiscal year 2006 and update its financial guidance for the remainder of year following the close of the market on Tuesday, April 18, 2006.

Company management will host a conference call with analysts, investors and other interested parties on the same day at 2:00 p.m. Pacific Time to discuss financial and operating results and related business matters. Individuals may listen to the call by dialing 800 289-0507 (international callers should dial +1 913 981-5540) or by accessing the live webcast under the “Investors” tab of Illumina’s website at: www.illumina.com.

The webcast of the conference call will be archived for one year and will be available on the Investors page of the Company’s website at www.illumina.com.

About Illumina

Illumina (www.illumina.com) develops and markets next-generation tools for the large-scale analysis of genetic variation and function. The Company’s proprietary BeadArray technology — used in leading genomics centers around the world — provides the throughput, cost effectiveness and flexibility necessary to enable researchers in the life sciences and pharmaceutical industries to perform the billions of tests necessary to extract medically valuable information from advances in genomics and proteomics. This information will help pave the way to personalized medicine by correlating genetic variation and gene function with particular disease states, enhancing drug discovery, allowing diseases to be detected earlier and more specifically, and permitting better choices of drugs for individual patients.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: this release may contain forward-looking statements that involve risks and uncertainties. Among the important factors that could cause actual results to differ materially from those in any forward-looking statements are the costs and outcome of Illumina’s litigation with Affymetrix, the Company’s ability to scale and integrate CyVera technology, the ability to further scale oligo synthesis output and technology to satisfy market demand deriving from the Company’s collaboration with Invitrogen, Illumina’s ability to further develop and commercialize its BeadArray technologies and to deploy new gene expression and genotyping products and applications for its platform technology, to manufacture robust Sentrix® arrays and Oligator® oligonucleotides, and other factors detailed in the Company’s filings with the Securities and Exchange Commission including its recent filings on Forms 10-K and 10-Q or in information disclosed in public conference calls, the date and time of which are released beforehand. Illumina disclaims any intent or obligation to update these forward-looking statements beyond the date of this release.

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Contacts:	Jay Flatley President & CEO 1.858.202.4501 jflatley@illumina.com	William Craumer Director, Corporate Communications 1.858.202.4667 bcraumer@illumina.com